Exhibit 99.3

NOMINATING COMMITTEE CHARTER

OF

UTXO ACQUISITION INC.

Adopted: [___], 2020

The responsibilities and powers of the Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of UTXO Acquisition Inc. (the “Company”), as delegated by the Board, are set forth in this charter (this “Charter”). Whenever the Committee takes action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I.	PURPOSE

The Committee is established to help ensure that the Board is properly constituted to meet its fiduciary obligations to shareholders and the Company, including but not limited to, identification, recommendation, recruitment and retention of high quality Board members and committee composition and structure.

II.	COMMITTEE MEMBERSHIP

The Committee will consist of at least two members of the Board. The members of the Committee shall be appointed by and serve at the discretion of the Board.

Each member shall meet the independence and experience requirements and standards established from time to time to time by the Securities and Exchange Commission (the “SEC”) and NASDAQ Capital Market, in each case as amended from time to time.

The Board shall elect the members of this Committee at the first Board meeting practicable following the annual meeting of shareholders and may make changes from time to time pursuant to the provisions below. Unless a chairman (the “Chair” or “Chairman”) is elected by the Board, the members of the Committee shall designate a Chair by majority vote of the full Committee membership.

A Committee member may resign by delivering his or her written resignation to the Chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

III.	MEETINGS AND PROCEDURES

The Committee shall meet at such times as it deems necessary to fulfill its responsibilities, but not less frequently than annually. Meetings of the Committee shall be called by a majority of the members of the Committee upon such notice as is provided for in the Company’s charter documents with respect to meetings of the Board. A majority of the Committee members shall constitute a quorum. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members of the Committee present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. The Committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Committee as a whole.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

To the extent it deems necessary or appropriate, the Committee shall perform the following:

1.	Develop the criteria and qualifications for membership on the Board.

2.	Recruit, review, nominate and recommend candidates for election to the Board or to fill vacancies on the Board.

3.	Review candidates proposed by shareholders, and conduct appropriate inquiries into the background and qualifications of any such candidates.

4.	Establish subcommittees for the purpose of evaluating special or unique matters.

5.	Monitor and make recommendations regarding committee functions, contributions and composition.

6.	Evaluate, on an annual basis, the Board’s and management’s performance.

7.	Evaluate, on an annual basis, the Committee’s performance and report to the Board on such performance.

8.	Develop and make recommendations to the Board regarding corporate government guidelines for the Company.

9.	Retain and terminate any advisors, including search firms to identify director candidates, compensation consultants as to director compensation and legal counsel, including sole authority to approve all such advisors’ or search firms’ fees and other retention terms, as the case may be.